Exhibit 99.1
Cardiac Science Announces Q1 Results
Q1 Revenue of $33.1 Million in Line with Guidance
Growth in Cardiac Monitoring Revenue
Bothell, WA — April 28, 2010 — Cardiac Science Corporation [NASDAQ: CSCX], a global leader in automated external defibrillator (AED) and diagnostic cardiac monitoring devices, today announced its financial results for the first quarter of 2010.
Revenue for the first quarter of 2010 was $33.1 million, down 17% from the first quarter of 2009. The reduction in revenue was, as expected, due primarily to the adverse impact of a temporary interruption in AED orders and shipments associated with the voluntary AED recall of approximately 12,000 units announced on February 3, 2010, along with a reduction of AED sales in Japan. Cardiac monitoring revenue increased by approximately 5% in the first quarter.
“We were pleased to achieve growth in our cardiac monitoring business, even without the benefit of all the new products we plan to launch in the second half,” said Dave Marver, president and chief executive officer. “This growth reflects the new leadership and more sophisticated sales and marketing approaches we’ve brought to the business.”
First Quarter Financial Results
First quarter revenue of $33.1 million consisted of $12.9 million in cardiac monitoring products revenue, $15.9 million in defibrillation products revenue and $4.3 million in service revenue. Defibrillation revenue was down 31% compared to the prior year first quarter, reflecting a reduction of $3.5 million in sales of AEDs in Japan and the adverse effect of the recall on AED sales activities. As previously mentioned, cardiac monitoring revenue was up 5%. Service revenue was essentially flat compared to the same quarter last year.
Gross margin was 45.1%, down from 50.1% in the first quarter of 2009. The decrease in gross margin was due to the reduced proportion of AED sales in the Company’s total revenue mix and manufacturing inefficiencies relating to the AED recall, among other factors.
Operating expenses for the quarter were $23.4 million, compared to $20.3 million for the first quarter of 2009. Operating expenses for the first quarter of 2010 reflected increased spending in both engineering and sales and marketing in anticipation of upcoming planned new product releases along with increased spending in general and administrative expenses related to information technology, regulatory affairs, and quality assurance functions.
The Company reported a net loss of $8.6 million, or $0.36 per share in the first quarter of 2010. EBITDA was negative $6.9 million for the quarter and Adjusted EBITDA, which excludes stock-based compensation expense, was negative $6.3 million. The Company’s net loss and Adjusted EBITDA were in line with previously announced guidance for the first quarter.
The Company reported net cash used in operations of $5.2 million for the first quarter of 2010, including $1.7 million used in activities relating to the Company’s ongoing corrective actions. The Company had $21.0 million in cash and cash equivalents as of March 31, 2010.
Outlook
The Company expects revenue for the second quarter of 2010 to be in a range between $36 and $39 million with a net loss in a range between $6.0 and $7.0 million. Adjusted EBITDA for the second quarter of 2010 is expected to be in a range between negative $3.5 and negative $4.5 million.
The Company continues to expect revenue for 2010 to be in a range between $150 and $170 million. This revenue range includes expected growth in cardiac monitoring revenue in the second half of the year, driven by several new product releases. The expected growth in cardiac monitoring revenue is likely to be offset by a decline in AED revenue due to recent quality issues, possible further regulatory challenges, the market re-entry of a significant competitor, and reduced sales in Japan.
With improving revenue in the second half of 2010, the Company expects operating losses to decrease and cash flow to improve, other than the expected use of cash to satisfy corrective action liabilities.
“We continue to expect to maintain a positive cash balance through 2010,” said Mike Matysik, senior vice president and chief financial officer. “In addition, we are very pleased to have put in place a new $5.0 million working capital line of credit with our existing bank to provide for additional liquidity, if needed,” he concluded.
The Company cannot predict the impact of recent communication by the FDA nor possible future actions or communications by the FDA on future financial results or liquidity. Such communications or possible actions may adversely affect actual results.
Non-GAAP and Pro Forma Financial Information
This news release contains a discussion of EBITDA and Adjusted EBITDA which are non-GAAP financial measures provided as a complement to results provided in accordance with U.S. generally accepted accounting principles (“GAAP”). The term “EBITDA” refers to a financial measure defined as earnings before net interest, income taxes, depreciation, and amortization. “Adjusted EBITDA” refers to EBITDA before stock-based compensation. These measures are a substitute for measures determined in accordance with GAAP, and may not be comparable to the same measures as reported by other companies. EBITDA and Adjusted EBITDA are an integral part of the internal management reporting and planning process and are the primary measures used by management to evaluate the operating performance of the Company. The components of these measures include the key revenue and expense items for which operating managers are responsible and upon which their performance is evaluated. The Company also uses Adjusted EBITDA for planning purposes and in presentations to its board of directors. Reconciliations of EBITDA and Adjusted EBITDA to net income, the most comparable GAAP measure, are contained in this press release.

Conference Call Information
Cardiac Science will conduct a conference call today at 4:30 p.m. Eastern Standard Time to discuss the Company’s financial results for the first quarter. The call will be hosted by Dave Marver, president and chief executive officer, and Mike Matysik, senior vice president and chief financial officer.
To access the conference call, please dial 888.549.7750 and reference conference ID 4286943. Callers outside the U.S. can dial 480.629.9866. The call will also be webcast live at www.cardiacscience.com. An audio replay of the call will be available for 7 days following the call at 800.406.7325 for U.S. callers or 303.590.3030 for those calling from outside the U.S. The password required to access the replay is 4286943#. An archived webcast will also be available at www.cardiacscience.com for 90 days.
About Cardiac Science
Cardiac Science develops, manufactures, and markets a family of advanced diagnostic and therapeutic cardiology devices and systems, including automated external defibrillators (AED), electrocardiograph devices (ECG/EKG), cardiac stress treadmill and systems, Holter monitoring systems, hospital defibrillators, vital signs monitors, cardiac rehabilitation telemetry systems, and cardiology data management systems (informatics) that connect with hospital information (HIS), electronic medical record (EMR), and other information systems. The company sells a variety of related products and consumables and provides a portfolio of training, maintenance, and support services. Cardiac Science, the successor to the cardiac businesses that established the trusted Burdick®, HeartCentrix®, Powerheart®, and Quinton® brands, is headquartered in Bothell, Washington. With customers in more than 100 countries worldwide, the company has operations in North America, Europe, and Asia. For information, call 425.402.2000 or visit http://www.cardiacscience.com.
Forward-Looking Statements
This press release contains forward-looking statements. The word “believe,” “expect,” “intend,” “anticipate,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. Forward-looking statements in this press release include, but are not limited to, those relating to Cardiac Science Corporation’s future financial results and condition, actual costs of the voluntary corrective actions, potential negative impact on future sales of AED products resulting from previously announced voluntary corrective actions and anticipated new product introductions. These are forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results and performance may vary significantly from those expressed or implied in such statements. The Company’s liquidity and operating results for the balance of the year could be adversely affected if the Company is unable to resolve concerns raised by the FDA in a warning letter disclosed in the Company’s Form 8-K filed February 17, 2010, and in particular concerns relating to the previously announced field corrective action initiated by the Company to address a potential component problem affecting approximately 300,000 AEDs manufactured between August 2003 and August 2009. If the Company is unable to resolve the FDA’s concerns, the FDA may take adverse regulatory steps, including seizure, injunction and/or assessment of civil monetary penalties that could significantly disrupt the Company’s ongoing business and operations and have a material adverse impact on its liquidity. Additional factors that could cause or contribute to such varying results and other risks include those with respect to the quality of processes, products and services, additional corrective actions or recalls, additional communications from regulatory agencies, challenging economic conditions, increased competition, and potential delays in or challenges impacting introductions of new products, as well as those more fully described in the Annual Report on Form 10-K filed by Cardiac Science Corporation for the year ended December 31, 2009, as updated by subsequent quarterly reports on Form 10-Q. Cardiac Science Corporation undertakes no duty or obligation to update the information provided herein.

For more information,
Company Contact:	Investor Contact:	Media Contact:

Mike Matysik	Matt Clawson	Christopher Gale
Cardiac Science Corporation	Allen & Caron	EVC Group Inc.
Senior Vice President and CFO	949.474.4300	646.201.5431
425.402.2009	matt@allencaron.com	203.570.4681
		cgale@evcgroup.com
LOGO: http://www.cardiacscience.com/images/main_logo.gif
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— Tables to Follow —

Cardiac Science Corporation and Subsidiaries
Condensed Consolidated Statements of Operations (unaudited)
(in thousands, except share and per share amounts)

	Three Months Ended March 31,
	2010		2009
	$	%	$	%

Revenues:
Cardiac monitoring products	$12,905	39.0%	$12,349	31.1%
Defibrillation products	15,862	47.9%	22,916	57.8%

Total product revenues	28,767	86.9%	35,265	88.9%
Service	4,340	13.1%	4,399	11.1%

Total revenues	33,107	100.0%	39,664	100.0%

Cost of revenues:
Products	15,028	52.2%	16,634	47.2%
Service	3,163	72.9%	3,151	71.6%

Total cost of revenues	18,191	54.9%	19,785	49.9%

Gross profit:
Products	13,739	47.8%	18,631	52.8%
Service	1,177	27.1%	1,248	28.4%

Gross profit	14,916	45.1%	19,879	50.1%

Operating expenses:
Research and development	4,205	12.7%	3,471	8.8%
Sales and marketing	12,802	38.7%	11,198	28.2%
General and administrative	6,393	19.3%	5,616	14.2%

Total operating expenses	23,400	70.7%	20,285	51.1%

Operating loss	(8,484)	-25.6%	(406)	-1.0%

Other income (loss):
Interest income	10	0.0%	13	0.0%
Other income (loss), net	131	0.4%	(148)	-0.4%

Total other income (loss)	141	0.4%	(135)	-0.3%

Loss before income tax benefit (expense):	(8,343)	-25.2%	(541)	-1.4%
Income tax benefit (expense)	(133)	-0.4%	166	0.4%

Net loss	(8,476)	-25.6%	(375)	-0.9%
Less: Net income attributable to noncontrolling interests	(111)	-0.3%	(163)	-0.4%

Net loss attributable to Cardiac Science Corporation	$(8,587)	-25.9%	$(538)	-1.4%

Net loss per share attributable to Cardiac Science Corporation:
Basic	$(0.36)		$(0.02)
Diluted	$(0.36)		$(0.02)
Weighted average shares outstanding:
Basic	23,593,905		23,056,214
Diluted	23,593,905		23,056,214

Cardiac Science Corporation and Subsidiaries
Condensed Consolidated Balance Sheets (unaudited)
(in thousands)

	March 31, 2010	December 31, 2009

ASSETS
Current assets:
Cash and cash equivalents	$21,005	$26,866
Accounts receivable, net	21,384	24,228
Inventories	25,556	23,581
Prepaid expenses and other current assets	3,139	3,702

Total current assets	71,084	78,377

Other assets	852	872
Machinery and equipment, net of accumulated depreciation	8,457	8,406
Deferred income taxes	31	31
Intangible assets, net of accumulated amortization	26,996	27,988
Investments in unconsolidated entities	493	386

Total assets	$107,913	$116,060

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	11,075	11,030
Accrued liabilities	13,082	12,216
Warranty liability	4,053	4,028
Deferred revenue	8,448	7,919
Corrective action liabilities	13,505	15,249

Total current liabilities	$50,163	$50,442

Deferred income taxes	5,389	5,389

Total liabilities	$55,552	$55,831

Equity:
Cardiac Science Corporation shareholders’ equity	51,025	58,936
Noncontrolling interests	1,336	1,293

Total equity	52,361	60,229

Total liabilities and equity	$107,913	$116,060

Cardiac Science Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows (unaudited)
(in thousands)

	Three Months Ended
	March 31,
	2010	2009

Operating Activities:
Net loss	$(8,476)	$(375)

Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Stock-based compensation	585	659
Depreciation and amortization	1,588	1,525
Deferred income taxes	—	(367)

Changes in operating assets and liabilities, net of businesses acquired:
Accounts receivable, net	2,644	7,987
Inventories	(2,018)	(1,241)
Prepaid expenses and other assets	574	428
Accounts payable	133	(2,339)
Accrued liabilities	969	(1,336)
Warranty liability	57	(102)
Corrective action liabilities	(1,744)	—
Deferred revenue	529	(1,096)

Net cash provided by (used in) operating activities	(5,159)	3,743

Investing Activities:
Purchases of machinery and equipment	(676)	(885)
Proceeds from repayment of notes	2	73
Cash paid for acquisitions	—	(54)

Net cash used in investing activities	(674)	(866)

Financing Activities:
Proceeds from exercise of stock options and issuance of shares under employee stock purchase plan	95	234
Minimum tax withholding on restricted stock awards	(30)	(97)

Net cash provided by financing activities	65	137

Effect of exchange rate changes on cash and cash equivalents	(93)	(106)

Net change in cash and cash equivalents	(5,861)	2,908
Cash and cash equivalents, beginning of period	26,866	34,655

Cash and cash equivalents, end of period	$21,005	$37,563

Cardiac Science Corporation and Subsidiaries
Reconciliation of GAAP Results to Non-GAAP Results (unaudited)
(in thousands)

	Reconciliation of Net Loss Attributable to Cardiac Science Corporation to
	Adjusted EBITDA
	Three Months Ended		Three Months Ended
	March 31, 2010		March 31, 2009
		% of revenue		% of revenue

Net loss attributable to Cardiac Science Corporation	$(8,587)	-25.9%	$(538)	-1.4%
Depreciation and amortization	1,588	4.8%	1,525	3.8%
Interest income	(10)	0.0%	(13)	0.0%
Income tax (benefit) expense	133	0.4%	(166)	-0.4%

EBITDA	(6,876)	-20.8%	808	2.0%

Stock-based compensation	585	1.8%	659	1.7%

Adjusted EBITDA	$(6,291)	-19.0%	$1,467	3.7%

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